Exhibit 10.25

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CONFIDENTIAL TREATMENT REQUESTED

Redacted Portions are indicated by [****]

LICENSE AGREEMENT

This License Agreement (hereinafter referred to as the “Agreement”) made and entered into as of July 30, 2004 (hereinafter referred to as the “Effective Date”) by and between DAIICHI SUNTORY PHARMA CO., LTD., a corporation organized and existing under the laws of Japan and having its registered office at 7-2, Kojimachi 5-chome, Chiyoda-ku, Tokyo 102-8530, Japan (hereinafter referred to as “DSP”) and BIOMARIN PHARMACEUTICAL INC., a corporation organized and existing under the laws of the State of Delaware, having its principal business office at 371 Bel Marin Keys Blvd., Suite 210, Novato, California 94949, U.S.A. (hereinafter referred to as “BIOMARIN”). DSP and BIOMARIN are sometimes referred to as the “Parties” collectively or as a “Party” individually.

WITNESSETH:

WHEREAS, DSP has developed the Drug Substance (hereinafter defined) to be contained in finished pharmaceutical preparations for treatment of genetic diseases including phenylketonuria (hereinafter referred to as “PKU”); and

WHEREAS, BIOMARIN has been developing the Drug Substance and the Drug Product (hereinafter defined) in the U.S. for treatment of PKU; and

WHEREAS, BIOMARIN has expressed its interest to DSP to obtain the license to certain scientific information and data relating to the Drug Substance and the Drug Product; and

WHEREAS, DSP and BIOMARIN have executed the letter of intent (hereinafter referred to as the “LOI”) dated April 23, 2004 which stipulates the procedure of the due diligence and basic terms and conditions of the license of relative patents and know-how to the Drug Substance and the Drug Product, and supply of the Drug Substance; and

WHEREAS, following the execution of the LOI, BIOMARIN has carried out its due diligence examination of the Informative Know-How (hereinafter defined) and the DSP Drug Product Manufacturing Know-How (hereinafter defined); and

WHEREAS, as the result of such due diligence, BIOMARIN has expressed its desire to DSP, to obtain an exclusive license under certain patents and know-how to develop and commercialize the Drug Product in the Territory (hereinafter defined) under the basic terms and conditions stipulated in the LOI;

WHEREAS, DSP and BIOMARIN have further discussed, negotiated, and agreed on certain of the detailed terms and conditions of such license relating to the Drug Substance and the Drug Product; and

WHEREAS, concurrent with the execution of this Agreement, BIOMARIN, DSP and SHIRATORI (hereinafter defined) have entered into a Supply Agreement related to the production of Drug Substance by DSP and SHIRATORI and the sale of such Drug Substance to BIOMARIN.

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NOW, THEREFORE, for and in consideration of the premises and covenants contained herein, DSP and BIOMARIN agree as follows:

ARTICLE 1. DEFINITIONS

The following terms shall have the following meanings, unless otherwise clearly required by the context:

1) “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a specified entity. An entity is deemed to be in control of another entity if the former has the direct or indirect power to control the management and policies of the latter.

2) “Applicable Law(s)” means all applicable laws, rules, regulations and guidelines that apply to the import, export, development, manufacturing, marketing, distribution or sale of Drug Substance and Drug Product as contemplated in this Agreement or the performance of either Party’s obligations under this Agreement, to the extent applicable and relevant, including without limitation cGMP (as hereinafter defined) and current Good Clinical Practices standards or similar guidelines promulgated by the Regulatory Authorities.

3) “BIOMARIN Improvement” means any and all developments, enhancements, modifications, inventions or discoveries in the Field relating to Drug Product and under the control of BIOMARIN that are developed or created by or on behalf of BIOMARIN at any time during the term of this Agreement, whether patentable or not, including, but not be limited to, developments, inventions or discoveries intended to enhance the safety or efficacy of Drug Product, and all intellectual property rights thereto which are necessary or useful for BIOMARIN to exercise the rights licensed to it under Section 2.1 (License Grant) of this Agreement.

4) “cGMP” means current good manufacturing practices and standards as promulgated under ICH Q7A - Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, US Federal Food Drug and Cosmetic Act at 21 CFR and the EEC Guide to Good Manufacturing Practices for Medical Products (Vol. IV - rules governing medical products in the European Community 1989) in the most recent version.

5) “Commercially Reasonable Efforts” means those diligent efforts that an ordinary pharmaceutical company would reasonably devote to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, consistent with the exercise of prudent scientific and/or business judgment in accordance with generally accepted practices in the pharmaceutical industry.

6) “Drug Master File” means the drug master file, as defined in 21 CFR Section 314.420, or successor provision, filed with the U.S. FDA with respect to the Drug Substance, and other filings in other countries in the Territory similar to such drug master file.

7) “Drug Substance” means the chemical substance identified as 6R-BH4 in its code name (generic name “Sapropterin”) and (6R)-2-amino-6-[(1R,2S)-1,2-dihydroxypropyl]-5,6,7,8-tetrahydro-4-(3H)-pteridinone dihydrochloride in its chemical name and also known as (6R)-L-erythro-5,6,7,8-tetrahydrobiopterin dihydrochloride, for use in the Drug Product and to be manufactured in accordance with all applicable regulatory requirements related to pharmaceutical products, including U.S. cGMP and European EP requirements.

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8) “Drug Product” means finished pharmaceutical preparations for human use containing the Drug Substance as an active ingredient.

9) “Drug Product Patent” means the patent applications relating to the manufacturing of the Drug Product, as stipulated in Exhibit A, and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions, or improvements thereon, and any patents or patent applications subsequently issued or filed related to the Drug Product, in each case that is in the possession of DSP and which DSP has the right to disclose to BIOMARIN.

10) “Drug Substance Patent” means the patents relating to the manufacturing of the Drug Substance, as stipulated in Exhibit B, and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions, or improvements thereon, and any patents or patent applications subsequently issued or filed related to the Drug Substance, in each case which is in the possession of DSP and SHIRATORI and which DSP has the right to disclose to BIOMARIN.

11) “DSP Drug Product Manufacturing Know-How” means all know-how and protocols relating to manufacturing and formulation of the Drug Product now in the possession of DSP and which DSP has the right to disclose and license to BIOMARIN.

12) “DSP Drug Substance Manufacturing Know-How” means all know-how related to the manufacturing of the Drug Substance now or hereafter in the possession of DSP and SHIRATORI and which DSP has the right to disclose and license to BIOMARIN including development, enhancements, modifications, inventions or discoveries thereon.

13) “DSP Formulation” means the granule form of the Drug Product contemplated by the DSP Drug Product Manufacturing Know-How and/or the Drug Product Patent.

14) “DSP Improvement” means any and all developments, enhancements, modifications, inventions or discoveries in the Field indirectly relating to the Drug Product and under the control of DSP that are developed or created by or on behalf of DSP at any time during the term of this Agreement, whether patentable or not, including, but not be limited to, developments, inventions or discoveries intended to enhance the safety or efficacy of Drug Product, and all intellectual property rights thereto which are necessary or useful for BIOMARIN to exercise the rights licensed to it under Section 2.1 (License Grant) of this Agreement. It is expressly understood that the DSP Improvement does not include the Drug Product Patent, the Drug Substance Patent, the DSP Drug Product Manufacturing Know-How or the DSP Drug Substance Manufacturing Know-How.

15) “Field” means all indications for Genetic Disorders (hereinafter defined).

16) “Genetic Disorders” means all biochemical genetic disorders that are caused by single gene defects, but only to the extent that such biochemical genetic disorder also meets the Orphan Drug (hereinafter defined) regulation requirements.

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17) “Informative Know-How” means non-clinical and clinical data, Drug Master File, and CMC information needed for all regulatory filings related to the Drug Substance or the Drug Product for the Field in possession of DSP and/or SHIRATORI and which DSP has the right to disclose and license to BIOMARIN.

18) “Manufacturing Step” means the manufacturing steps of the Drug Substance as stipulated in Exhibit C.

19) “Net Sales” means, with respect to Drug Product, gross sales by BIOMARIN or its sub-licensees of the Drug Product to third parties in the applicable country in the Territory, less:

(a) bad debts related to the Drug Product; and

(b) sales returns, rebates and allowances, including, without limitation, trade, quantity and cash discounts; and

(c) any other adjustments, including, but not limited to, adjustments granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, charge-back rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs, freight, postage, transportation, and insurance, customs or excise duties, sales tax, consumption tax, and other taxes (except income taxes) or duties relating to sales, and any payment in respect of sales to any governmental authority in respect of any government-subsidized program.

20) “Non-DSP Formulation” means a form of the Drug Product other than the DSP Formulation, such as a tablet or capsule. Notwithstanding the foregoing, simply repackaging the DSP Formulation, such as dispensing the DSP Formulation in a capsule as opposed to a sachet, shall be considered as the DSP Formulation.

21) “Orphan Drug” means pharmaceutical drug as set forth in the Orphan Drug Act of 1983 in the USA or any corresponding laws or regulations in other countries in the Territory.

22) “Regulatory Approval” means authorization granted by a Regulatory Authority (hereinafter defined) to market and sell Drug Product in a country in the Territory that is required before Drug Product may be commercially marketed and sold in such country, including without limitation any pricing and/or reimbursement approval(s) which must be obtained before placing a Drug Product on the market in any country in the Territory in which such approval(s) is required.

23) “Regulatory Authority(ies)” means any regulatory agency, department, bureau, or other governmental entity, including without limitation the U.S. Food and Drug Administration (“FDA”), which is responsible for issuing approvals, licenses, registrations, clearances, or authorizations necessary for the manufacture, use, storage, import, transport, marketing or sale of Drug Substance and/or Drug Product in a country in the Territory.

24) “SHIRATORI” means Shiratori Pharmaceutical Co., Ltd., the manufacturer of the Drug Substance.

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25) “Territory” shall mean all countries of the world other than Japan.

ARTICLE 2. LICENSE GRANT:

2.1 License Grant. DSP hereby grants to BIOMARIN an exclusive right, exclusive even as to DSP, with the right to sub-license, under the Drug Product Patent, Informative Know-How, and the DSP Drug Product Manufacturing Know-How:

(a) to develop the Drug Product in the Territory, including conducting any development necessary to obtain Regulatory Approval in any of the countries in the Territory for the Field,

(b) to manufacture and/or have manufactured the Drug Product from the Drug Substance, and

(c) to use, promote, offer to sell, sell, have sold, distribute, import, and export the Drug Product in the Territory for the Field.

Also, DSP hereby grants to BIOMARIN an exclusive right, exclusive even as to DSP, with the right to sublicense, to purchase the Drug Substance from DSP for the purpose of (a) and (b) above.

It is expressly understood that BIOMARIN is not granted any rights under the Drug Product Patent, Informative Know-How, and the DSP Drug Product Manufacturing Know-How except as expressly granted in the foregoing sentence or as otherwise expressly provided elsewhere in this Agreement.

2.2 Sublicense. It is expressly understood that the right to sublicense as set forth in Section 2.1 (License Grant) shall be subject to DSP’s prior written consent, which consent shall not be withheld or delayed unreasonably, and no additional license fees or royalties or other compensation shall be required in connection with any such sublicense.

2.3 License to Manufacture the Drug Substance. DSP hereby grants BIOMARIN the co-exclusive right with DSP and SHIRATORI, with the right to sublicense, for the Field, under the Drug Substance Patent and the DSP Drug Substance Manufacturing Know-How, to manufacture and/or have manufactured the Drug Substance for the Drug Product necessary for the Field. Other than the limited amount of the Drug Substance that may be produced in connection with validations lots to allow a third party manufacturer of the Drug Substance to be approved by the Regulatory Authorities, which is permitted hereunder, it is expressly understood that such right is granted solely for the purpose of manufacturing the amount of the Drug Substance that is not covered by the supply by DSP or which DSP (SHIRATORI) is unable to produce as required by the Supply Agreement between BIOMARIN, DSP and SHIRATORI. It is also expressly understood that, BIOMARIN, or its sublicensees, may manufacture Drug Substance hereunder by utilizing all or a portion of the DSP Drug Substance Manufacturing Know-How. Such right shall be subject to royalty payments to DSP under subsections B)(1)-(4) or C), as applicable, of Section 10.3 (Running Royalties) hereof.

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ARTICLE 3. DEVELOPMENT

3.1 Development for the Field. Other than those activities that are the responsibility of DSP as provided herein, BIOMARIN shall use its Commercially Reasonable Efforts to conduct the development activities set forth on Exhibit D (hereinafter referred to as the “Development Plan”) and all other development activities necessary for obtaining the NDA approval for the commercialization of the Drug Product in the U.S. and E.U. for the treatment of PKU, (hereinafter referred to as “Development”). All Development and all activities related to commercialization of Drug Product in other countries in the Territory for the treatment of PKU and for other indications for the Field shall be conducted by BIOMARIN or its sublicensee(s) or commercial partners at its or their own responsibilities, discretion, expenses, and costs.

3.2 Modification of the Development Plan. If BIOMARIN intends to substantially modify the Development Plan, BIOMARIN shall notify DSP of such intention and the Parties shall promptly discuss, in good faith, such modification; provided, however, that if the Parties are unable to reach an agreement, BIOMARIN shall have the right to make the final decision with respect to any such modifications. The Parties acknowledge that the Development Plan represents a best estimate of the activities associated with the development of a Drug Product and the timing of those activities, but that such plan is subject to substantial uncertainty and may need to be modified, as contemplated above for many reasons.

3.3 Reports and Meetings on Development. Commencing three (3) months after the date of this Agreement, and every three (3) months thereafter during the Development, BIOMARIN shall furnish DSP with reports in English on the progress and the results of the Development under the then-current Development Plan being carried out by or on behalf of BIOMARIN, its Affiliates, or its third party sub-licensees. Also, the Parties shall have a scientific meeting every six (6) months to discuss the scientific matters related to the Development. Additionally, the parties shall have monthly informal update meetings, either in person in Japan or via teleconference.

3.4 Development Outside the Field. In the event that either Party develops (hereinafter referred to as the “Developing Party”) the Drug Product or the Drug Substance for an indication(s) outside the Field and obtains new proprietary knowledge or information (whether patentable or not) related to the use of Drug Product or Drug Substance for an indication(s) outside the Field (hereinafter referred to as “Outside-the-Field Know-How”), then the Developing Party shall first notify the other Party of such indication and the Outside-the-Field Know-How, and the Parties shall discuss a license or a collaborative development to such indication and the Outside-the-Field Know-How.

In case the Parties fail to enter into such license agreement or a collaborative development for such indication and the Outside-the-Field Know-How as a result of such discussion:

(a) the Developing Party shall have the right to commercialize, in all of the countries in the world, such indication; and

(b) in case the Developing Party plans to commercialize the Drug Product in a certain country in the territory of the other Party for such indication(s), both Parties shall discuss

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in good faith on the use of information and data for the NDA in possession of the other Party for such country under terms and conditions to be separately agreed upon, provided, however, that both Parties shall discuss in good faith, if necessary and to the extent permitted by Applicable Laws, on the countermeasures to avoid interference of the other Parties’ licensed Drug Product business in the Field.

It is expressly understood that, without a further license grant from DSP, BIOMARIN cannot use the Drug Substance supplied by DSP, the DSP Drug Product Manufacturing Technology, the Drug Substance Manufacturing Know-How, the Informative Know-How, the Drug Substance Patent, or Drug Product Patent in the development of an indication outside the Field. It is further expressly understood that neither Party will have any obligation of disclosure or negotiation pursuant to this Section 3.4 (Development Outside the Field) to the extent that such disclosure or negotiations would violate any obligation of the Developing Party existing on the Effective Date or related to Outside the Field Know-How brought to the attention of the Developing Party by a third party; provided that, in such instance, the Developing Party will use Commercially Reasonable efforts to permit disclosure to the other Party.

ARTICLE 4. FILING FOR REGULATORY APPROVALS

4.1 Regulatory Filings. Subject to the terms and conditions of this Agreement, BIOMARIN shall use Commercially Reasonable Efforts to submit to the Regulatory Authorities in such countries of the Territory as BIOMARIN deems appropriate, application(s) to obtain Regulatory Approval for Drug Product in accordance with the timelines set forth in the Development Plan as such timelines may be amended. After submitting any such application, BIOMARIN shall use its Commercially Reasonable Efforts to obtain such Regulatory Approval from the applicable Regulatory Authorities within the time period set forth in the applicable Development Plan. BIOMARIN shall have the right to incorporate all of the intellectual property licensed hereunder in applications to obtain Regulatory Approval for Drug Product. DSP, at its expense, shall provide BIOMARIN with reasonable assistance in connection with the incorporation of such intellectual property into the applications for Regulatory Approval, including, without limitation, responding to correspondence related to the intellectual property licensed hereunder and submitting to inspections and audits by Regulatory Authorities.

4.2 Amendments or Supplements. Whenever BIOMARIN submits any application for the Regulatory Approval of a Drug Product, or materially amends or supplements any such application, BIOMARIN shall give notice to DSP of the date of such application, amendment or supplement. Within one (1) month after any such notice, BIOMARIN shall also furnish DSP with a copy of any such application, amendment, or supplement submitted to the applicable Regulatory Authorities in each country in the Territory. Such copies may be in hard copy or electronic format and will be provided in English or the language submitted to the applicable Regulatory Authority, each at BIOMARIN’s option. Any application, amendment or supplement provided by BIOMARIN to DSP is for informational purposes only, and may not be used by DSP for any purpose or provided by DSP to a third party without the prior written consent of BIOMARIN.

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ARTICLE 5. LAUNCH

Within six (6) months after obtaining the Regulatory Approval of a Drug Product for the treatment of PKU in the U.S. or E.U., BIOMARIN shall use Commercially Reasonable Efforts to launch Drug Product in such jurisdiction for such indication.

ARTICLE 6. OWNERSHIP OF APPROVALS

BIOMARIN shall own and control all Regulatory Approvals and applications, amendments or supplements underlying any such Regulatory Approval. DSP shall cause SHIRATORI to provide BIOMARIN with such reasonable assistance as BIOMARIN may require in completing portions of applications for Regulatory Approval, or amendments or supplements related thereto, related to the manufacture of Drug Substance.

ARTICLE 7. DISCLOSURE OF KNOW-HOW

7.1 Disclosure of Know-How. DSP shall disclose to BIOMARIN the Informative Know-How and DSP Drug Product Manufacturing Know-How which DSP possesses within thirty (30) days after execution of this Agreement. Also, DSP shall promptly disclose to BIOMARIN the Informative Know-How and DSP Drug Product Manufacturing Know-How which comes into DSP’s possession during the term of this Agreement.

It is expressly understood that BIOMARIN has received from DSP a part of the Informative Know-How and DSP Drug Product Manufacturing Know-How under the LOI.

7.2 Disclosure of DSP Drug Substance Manufacturing Know-How. Within forty-five (45) days after the Effective Date, DSP shall also disclose to BIOMARIN the DSP Drug Substance Manufacturing Know-How that DSP possesses (and shall cause SHIRATORI to disclose such DSP Drug Substance Manufacturing Know-How that SHIRATORI possesses) at the time of such disclosure. Also, DSP shall promptly disclose to BIOMARIN the DSP Drug Substance Manufacturing Know-How that comes into DSP’s possession during the term of this Agreement. In each case, the documents related to the Drug Substance Manufacturing Know-How shall be translated into English prior to the delivery thereof to BIOMARIN.

ARTICLE 8. MANUFACTURING OF THE DRUG PRODUCT

The Drug Product shall be manufactured, processed or made by BIOMARIN and/or its designee at their own costs and responsibilities.

ARTICLE 9. SUPPLY OF DRUG SUBSTANCE FOR CLINICAL USE

9.1 Supply of Drug Substance for Clinical Use. DSP shall supply BIOMARIN and BIOMARIN shall purchase from DSP the Drug Substance for clinical use in accordance with the following schedule:

(i)	[****] of the Drug Substance to be delivered in [****]

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(ii)	[****] of the Drug Substance to be delivered in [****]

(iii)	[****] of the Drug Substance to be delivered in [****]

(iv)	[****] of the Drug Substance to be delivered in [****]

Upon execution of this Agreement, BIOMARIN shall place firm orders to DSP for the aforementioned shipments, which firm orders to be irrevocable.

For additional amounts of the Drug Substance for clinical use, BIOMARIN shall be required to place firm orders to DSP at least [****] prior to the desired shipment date. Such additional purchase orders shall be made in units of [****].

9.2 Supply Price of the Drug Substance for Clinical Use. The price of Drug Substance for clinical use shall be [****]. Payment shall be due within [****] after the date of the bill of lading for such Drug Substance to BIOMARIN.

9.3 Specifications of the Drug Substance for Clinical Use. All Drug Substance produced under this Article shall be manufactured according to mutually agreed specifications. Further, all Drug Substance shall be manufactured in accordance with all Applicable Laws based on the expectation that the Drug Substance will be used to produce Drug Product in the Territory.

ARTICLE 10. LICENSE FEES AND ROYALTIES

10.1 [****]

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10.2 [****]

10.3 Running Royalties. [****]

[****]

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[****]

10.4 Example of Royalties. By way of illustration only, attached hereto as Exhibit E is a table outlining the operation of the calculations in Section 10.3 (Running Royalties). Notwithstanding the inclusion of Exhibit E, the determination of the running royalty shall be made by reference to Section 10.3 (Running Royalties) and the Parties agree that Exhibit E is not a complete representation of Section 10.3 (Running Royalties) and shall not be binding.

ARTICLE 11. PAYMENT OF LICENSE FEES AND ROYALTIES

BIOMARIN shall pay the license fees and royalties to a bank account as designated by DSP. BIOMARIN shall pay the total royalty during [****] during the term of this Agreement. Payment of the license fees and royalties shall be made in Japanese Yen. Any and all bank charges and similar fees incurred by BIOMARIN in processing such payments shall be borne by BIOMARIN.

ARTICLE 12. WITHHOLDING TAX

If any of the payments made or to be made by BIOMARIN to DSP become subject to withholding taxes under any Applicable Law, then BIOMARIN shall withhold the amount of such taxes for the account of DSP to the extent required by law, and shall pay the amounts of such taxes to the proper governmental authorities in a timely manner and promptly transmit to DSP an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authorities of all amounts withheld sufficient to enable DSP to claim such payment of taxes. BIOMARIN will provide DSP with reasonable assistance to enable DSP to recover such taxes as permitted by law. Any other taxes arising out of or in connection with BIOMARIN’s activities hereunder shall be borne by BIOMARIN.

ARTICLE 13. RATE OF EXCHANGE FOR ROYALTIES

For the purpose of converting U.S. dollars or any other currency in the Territory in which Net Sales are made to Japanese Yen in order to determine the amount of the royalty payable by BIOMARIN to DSP under Section 10.3 (Running Royalties), the rate of exchange to be applied shall be the rate published in The Wall Street Journal, West Coast edition, on the last business day of the applicable calendar quarter during the term of this Agreement.

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ARTICLE 14. ROYALTY REPORTS

Each royalty payment shall be accompanied by a report showing the total and the detail of the Net Sales on a country-by-country basis by each indication, if available, and broken down into each applicable royalty rate cases (e.g. each case as described as in subsection A) through C) in Section 10.3 (Running Royalties)), in a format to be agreed upon the Parties prior to the initial royalty payment, during the [****] for which such royalty payment is being made and the calculation of the total royalty payable for such [****], together with such information as is reasonably necessary to determine how the amount of such royalty payment was calculated.

ARTICLE 15. INSPECTION OF RECORDS

BIOMARIN shall keep and maintain accurate and complete records with respect to Net Sales, royalties and the calculation thereof with respect to Drug Product manufactured, distributed and sold by BIOMARIN or its sub-licensees in sufficient detail to enable the determination of the royalties payable to DSP. At DSP’s request, BIOMARIN shall make such records for preceding two (2) year periods available for inspection and audit at a mutually convenient time within normal business hours by an independent auditor appointed by DSP, subject to the reasonable approval of BIOMARIN, and who shall enter into a confidentiality agreement in favor of BIOMARIN, for the purpose of verifying the reports and payments submitted to DSP. Said inspection and audit shall be limited to no more than one (1) time during each twelve (12) month period. DSP shall bear the cost of any such inspection and audit, provided that if the inspection and audit shows an underpayment of royalties of more than five percent (5%) of the amount paid for the applicable period, then BIOMARIN shall promptly reimburse DSP for all costs incurred in connection with such inspection and audit and shall promptly pay the amount of the underpayment.

ARTICLE 16. MARKETING PLAN

Following the first Regulatory Approval of the Drug Product in the Territory, by the end of November of every calendar year during the term of this Agreement, BIOMARIN shall submit to DSP, in written form, its marketing plan, on the Drug Product for the following calendar year. Subject to BIOMARIN’s right to modify such marketing plan as it deems appropriate, in its reasonable discretion, BIOMARIN shall carry out its marketing activities in accordance with such marketing plan and make Commercially Reasonable Efforts to achieve the sales budget stipulated in such marketing plan.

ARTICLE 17. MAINTENANCE OF PATENTS

DSP shall, at its expense and on a timely basis in each country in the Territory: (a) use Commercially Reasonable Efforts in all countries in the Territory to file the Drug Product Patent; and (b) pay all fees and file all documentation and other materials required by any governmental authority in each applicable country to maintain and/or renew the Drug Product Patents and the Drug Substance Patent. DSP and its attorneys or agents shall consult with BIOMARIN in all aspects of the prosecution and maintenance of the Drug Product Patents and the Drug Substance Patent in the Territory and shall provide BIOMARIN sufficient opportunity to comment on any

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related document that DSP intends to file or to cause to be filed with the relevant governmental authority in advance of such filing. Any actions recommended by BIOMARIN for such purpose will not be unreasonably denied or delayed by DSP.

ARTICLE 18. TRADEMARKS

All of the Trademarks to be used by BIOMARIN on Drug Product shall be selected by BIOMARIN in consultation with DSP and shall be owned by BIOMARIN, and the final decision on any such selection shall rest with BIOMARIN.

ARTICLE 19. INFRINGEMENT, ENFORCEMENT, AND DEFENSE

19.1 Notification of Infringement. Whenever either Party becomes aware of the possible infringement of the Drug Product Patent or the Drug Substance Patent, by a third party, such Party shall promptly notify the other Party of any such infringement and shall provide such other Party with any available evidence of such infringement.

19.2 Protection Act of DSP from Infringement. DSP shall have the first right, but not the obligation, to bring any suit or action for infringement of the Drug Product Patent or the Drug Substance Patent. Any infringement action brought by DSP shall be solely at DSP’s expense, and BIOMARIN or its sublicensee(s) shall provide reasonable assistance at DSP’s expense in the prosecution of such suit or action. DSP shall not settle such action in any manner that includes the grant of a sublicense or otherwise affects BIOMARIN’s rights in the Drug Product Patent or the Dug Substance Patent, if applicable, without the prior written consent of BIOMARIN, which consent may be granted or withheld in BIOMARIN’s sole and absolute discretion.

19.3 Protection Act of BIOMARIN from Infringement. In the event that DSP fails to or elects not to commence an infringement suit or action as set forth in Section 19.2 within sixty (60) days, or begin settlement negotiations with the alleged infringer within sixty (60) days, after: (a) receiving notification set forth in Section 19.1 (Notification of Infringement) from BIOMARIN of any such infringement; or (b) sending notice to BIOMARIN of such action, as applicable, BIOMARIN shall have the right, but not the obligation, to bring an appropriate suit or action against the Third Party infringer within the relevant jurisdiction at BIOMARIN’s expense. It is expressly understood that BIOMARIN shall not have the right to enforce the Drug Product Patent or the Dug Substance Patent, if applicable, beyond the scope of its exclusive license hereunder. If requested, DSP shall provide reasonable assistance in the prosecution of such suit or action at BIOMARIN’s expense. BIOMARIN shall not settle such action in any manner that conflicts with DSP’s rights in the Drug Product Patent and the Drug Substance Patent without the prior written consent of DSP, which consent may be granted or withheld in DSP’s sole and absolute discretion.

ARTICLE 20. ADVERSE EVENTS

The Parties shall promptly provide each other with necessary information and data relating to adverse events, regardless of causality, associated with the use of Drug Substance or Drug Product, received by or reported to the Parties from any sources during the term of this Agreement, in accordance with applicable law and the written reporting procedure to be separately agreed upon by the Parties.

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ARTICLE 21. LICENSE MARKING.

Subject to any applicable laws and sufficient space, BIOMARIN shall indicate on certain packaging and promotional materials related to the Drug Product that the drug product is developed and manufactured in collaboration with DAIICHI SUNTORY PHARMA CO., LTD., Tokyo, Japan.

ARTICLE 22. BIOMARIN INTELLECTUAL PROPERTY

22.1 BIOMARIN Intellectual Property. BIOMARIN shall own and reserve all rights in and to the BIOMARIN Improvements. DSP acknowledges and agrees that it has no rights to BIOMARIN Improvements except as provided in Section 22.2 hereof.

22.2 License to DSP on BIOMARIN Improvements. In case DSP desires to commercialize or utilize BIOMARIN Improvements whether inside the Territory or in Japan, either itself or through an Affiliate or a third party, DSP and BIOMARIN shall, subject to any obligations of BIOMARIN existing on the Effective Date or related to a BIOMARIN Improvement brought to the attention of BIOMARIN by a third party; provided that, in such instance, BIOMARIN will use Commercially Reasonable efforts to obtain the right to license to DSP, negotiate in good faith the terms and conditions under which DSP may be granted a right to use, or have its Affiliates or third party licensee use any BIOMARIN Improvement.

22.3 Patent Application for BIOMARIN Improvements. If BIOMARIN files a patent application on a BIOMARIN Improvement, then BIOMARIN shall, promptly after receiving the filing certificate, provide DSP with a copy of said application, subject to the requirements of Article 25. Within nine (9) months of filing an original application on a BIOMARIN Improvement, BIOMARIN shall inform DSP of the countries in which BIOMARIN intends to file counterpart applications. DSP, in its sole discretion, may request that BIOMARIN file, in the name of BIOMARIN, one or more patent applications, at DSP’s own expense, in any countries which BIOMARIN does not intend to file a counterpart patent application.

22.4 Abandonment of Patent Application for BIOMARIN Improvement. BIOMARIN shall provide timely notice to DSP before abandoning any patent or patent application on a BIOMARIN Improvement. If requested by DSP and at DSP’s expense, BIOMARIN shall continue the prosecution of such patent application or maintenance of such patent.

ARTICLE 23. DSP IMPROVEMENTS

23.1 License to BIOMARIN on DSP Improvements. In case BIOMARIN desires to commercialize or utilize DSP Improvements in the Territory, either itself or through an Affiliate or a third party, DSP and BIOMARIN shall, subject to any obligations of DSP existing on the Effective Date or related to a DSP Improvement brought to the attention of DSP by a third party; provided that, in such instance, DSP will use Commercially Reasonable efforts to obtain the right to license to BIOMARIN, negotiate in good faith the terms and conditions under which BIOMARIN may be granted a right to use, or have its Affiliates or third party licensee use any DSP Improvement.

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23.2 Patent Application for DSP Improvements. If DSP files a patent application on a DSP Improvement, DSP Drug Product Manufacturing Know-How or DSP Drug Substance Manufacturing Know-How, then DSP shall, promptly after receiving the filing certificate, provide BIOMARIN with a copy of said application, subject to the requirements of Article 25. Within nine (9) months of filing an original application described in the preceding sentence, DSP shall inform BIOMARIN of the countries in which DSP intends to file counterpart applications. BIOMARIN in its sole discretion may request that DSP file, in the name of DSP, one or more patent applications, at BIOMARIN’s own expense, in any countries which DSP does not intend to file a counterpart patent application.

23.3 Abandonment of Patent Application for DSP Improvement. DSP shall provide timely notice to BIOMARIN before abandoning any patent or patent application on a DSP Improvement, Product Manufacturing Know-How or DSP Drug Substance Manufacturing Know-How. If requested by BIOMARIN and at BIOMARIN’s expense, DSP shall continue the prosecution of such patent application or maintenance of such patent.

ARTICLE 24. DSP’S RIGHT TO PURCHASE DRUG SUBSTANCE FROM OTHER SOURCE

If BIOMARIN or its designee develops a manufacturing process for Drug Substance that is economically viable, then BIOMARIN will use Commercially Reasonable Efforts to allow DSP to have the right to purchase such Drug Substance at reasonable a price for indications in and outside the Field in Japan.

ARTICLE 25. SECRECY

25.1 Secrecy. Each Party shall keep secret and confidential any information and data of the other Party received from the disclosing Party under this Agreement or under the LOI (including the terms and conditions of this Agreement and the LOI), (hereinafter referred to as “Confidential Information”) and shall not use such Confidential Information for any purpose other than for the purposes permitted in this Agreement, except as otherwise expressly authorized herein, provided, however, that the obligations of confidentiality hereunder shall apply only to information which has been disclosed, reduced to writing within thirty (30) days from the date of disclosure and designated as “confidential”. Further, a Party shall have no obligation to maintain the secrecy of Confidential Information which:

(i)	at the time of disclosure by the disclosing Party is in the public domain;

(ii)	after disclosure by the disclosing Party enters the public domain through no improper conduct of the receiving Party;

(iii)	prior to disclosure by the disclosing Party was already in the possession of the receiving Party as evidenced by the receiving Party’s written records;

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(iv)	subsequent to disclosure hereunder is obtained by the receiving Party from third parties who are lawfully in possession of such information and data and are not subject to an obligation to refrain from disclosing such information and data to others; and

(v)	is required to be revealed under compulsion of law, provided that, to the extent permitted by Applicable Law, the Party under a legal compulsion to disclose the Confidential Information provides the other Party sufficient prior notice of the disclosure, so that such other Party shall have an opportunity to take whatever action it deems necessary or desirable to protect its Confidential Information.

25.2 Exceptions. Notwithstanding the provisions of the preceding Section, a Party shall be entitled to disclose Confidential Information for the purpose of implementing this Agreement to any of the following:

(i)	with respect to a Party, its Affiliates, licensees, sub-licensees, and their respective employees, agents, consultants, subcontractors and other representatives who have a need to know, provided that the recipients have been informed of and are bound to the secrecy obligations of this Agreement;

(ii)	Regulatory Authorities that have been advised of the confidential status of the Confidential Information, provided that all necessary procedures are followed to preserve confidentiality.

(iii)	with respect to DSP, SHIRATORI on the contents of the sections of this Agreement related to SHIRATORI, provided that SHIRATORI is bound by the secrecy obligation of this Agreement.

25.3 Survivorship. The obligations in this Article shall survive for a period of ten (10) years after the expiration or termination of this Agreement.

ARTICLE 26. DURATION AND TERMINATION

26.1 Duration. This Agreement shall become effective on the Effective Date and shall, unless sooner terminated as hereinafter provided in this Agreement, continue in full force and effect until BIOMARIN ceases its development or commercial activities related to the Drug Product in the Territory. Notwithstanding the foregoing, this Agreement shall not be terminated for at least five (5) years from the Effective Date

26.2 Termination due to Material Breach. In the event of any material breach of this Agreement by either Party, in any country in the Territory, the Party not in breach shall be entitled to dispatch to the Party in material breach a demand for correction of such material breach within a stipulated period, which period shall not be less than (60) days following the date of receipt of the written demand. If the Party in material breach as aforesaid fails to correct the material breach within the period stipulated in such written notice of demand for correction or

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such longer period of time mutually agreed to by the Parties, the Party not in breach shall have the unconditional right and option to terminate this Agreement in its entirety, or in part with respect to such country in the Territory only, immediately upon giving to the Party in material breach written notice of such termination. Notwithstanding the foregoing, the cure period shall be extended so long as is reasonably necessary to cure such breach conditioned on the breaching Party continuing to use its best efforts to pursue such cure.

26.3 Other Cases for Termination. Either Party shall have the right and option to terminate this Agreement immediately at any time, by notice in writing to the other Party in the event that such other Party:

(a) passes any resolution for or permits any proceedings for its winding up; or

(b) makes a general assignment for the benefit of creditors; or

(c) has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent; or

(d) has filed against it or files any petition or answer seeking reorganization, readjustment, or arrangement of its business or debts and such action remains undismissed or unstayed for a period of more than sixty (60) days.

ARTICLE 27. EFFECT OF TERMINATION

27.1 DSP Rights Upon Termination. If this Agreement is terminated in its entirety by DSP pursuant to Sections 26.2 (Termination due to Material Breach) or 26.3 (Other Cases for Termination) or Article 28 (Guarantee on Mergers and Acquisitions):

(a) all of the rights and licenses granted to BIOMARIN hereunder, including without limitation, the license granted under Sections 2.1 (License Grant) or 2.3 (License to Manufacture the Drug Substance) shall automatically revert to DSP, without any assignment or other act on the part of BIOMARIN, and BIOMARIN shall cease immediately any business activities that would, but for the license granted pursuant to Article 2 (License Grant), infringe on DSP’s enforceable intellectual property rights; provided that BIOMARIN may continue to manufacture Drug Product from any Drug Substance then in its possession and to sell any such Drug Product or other Drug Product then in its possession; provided further that BIOMARIN will pay the royalties set forth in Article 10 (License Fees and Royalties) on all such sales.

(b) BIOMARIN shall return to DSP within thirty (30) days any information and data, including the DSP Drug Product Manufacturing Know-How and DSP Drug Substance Manufacturing Know-How transmitted to BIOMARIN by DSP under this Agreement, and all copies thereof (except for any copies BIOMARIN is required to retain under applicable laws, in which event any such copies shall be kept confidential in accordance with Article 25 (Secrecy) hereof), and BIOMARIN shall not use directly or indirectly all said information and data for the benefit of itself or of any third party in any way whatsoever, without DSP’s prior written consent.

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(c) Upon DSP’s request, DSP shall have the perpetual license to use, or have its Affiliates or third party licensee use the data and results generated by BIOMARIN from the Development conducted under this Agreement and any BIOMARIN Improvement as of the date of termination of this Agreement, subject to DSP’s obligation to pay royalties to BIOMARIN described in Section 22.2 (License to DSP on BIOMARIN Improvements).

27.2 BIOMARIN Rights Upon Termination. If this Agreement is terminated in its entirety by BIOMARIN pursuant to Sections 26.2 (Termination due to Material Breach) or 26.3 (Other Cases for Termination) or Article 28 (Guarantee on Mergers and Acquisitions):

(a) the rights and licenses granted to BIOMARIN under Article 2 (License Grant) shall become perpetual, subject to BIOMARIN’s continuing obligation to pay the royalties described in Article 10 (License Fees and Royalties), without any assignment or other act on the part of DSP; and

(b) For a period of six (6) months after termination, DSP shall provide BIOMARIN with reasonable access to all files and documents related to the Informative Know-How, the DSP Drug Product Manufacturing Know How, and the Drug Substance Manufacturing Know How to the extent not previously disclosed to BIOMARIN under Article 7 (Disclosure of Know-How), provided, however, that DSP shall not have the obligation to disclose to BIOMARIN any such know how which comes into possession of DSP after such termination.

ARTICLE 28. GUARANTEE ON MERGERS AND ACQUISITIONS

In case either Party (the “Merged Party”) is merged into or acquired by a third party, the Merged Party shall require such surviving or acquiring party (hereinafter referred to as the “Acquiring Party”) to agree with the other Party to perform and comply with all of the rights and obligations of the Merged Party under this Agreement. In case such agreement is not obtained, the other party shall have the right and option to terminate this Agreement immediately at any time within sixty (60) days after such merger or acquisition becomes effective, by notice in writing to the Merged Party.

ARTICLE 29. HOLD HARMLESS AND INSURANCE

29.1 Hold Harmless by BIOMARIN. BIOMARIN shall indemnify, defend and hold DSP, DSP’s Affiliates, SHIRATORI, and their respective officers, directors, employees, partners and agents (hereinafter referred to as “DSP Indemnitees”) harmless from and against any and all liability, damages, cost or expenses (including reasonable attorneys’ fees and disbursements) (hereinafter referred to as “Damages”) incurred as a result of any claim made or suit brought by a third party against a DSP Indemnitee arising out of (i) the Development, manufacture of the Drug Substance by BIOMARIN, and manufacture, sale, or use of Drug Product by BIOMARIN or (ii) a breach of this Agreement by BIOMARIN, in each case except to the extent that such liability, damages, costs or expenses are caused by (a) DSP Indemnitees’ failure to supply Drug Substance that conforms with the specifications or that is made in compliance with cGMP or (b) the negligence or intentional misconduct or breach of this Agreement by the DSP Indemnitee. Upon receipt of any such claim or suit by any of the DSP Indemnitees, DSP or such DSP Indemnitees shall promptly notify BIOMARIN in writing of such claim or suit and shall permit

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BIOMARIN to defend against and control the defense of such claim or suit, provided that BIOMARIN shall not compromise or settle such claim or suit without the written approval of DSP or such DSP Indemnitees, and DSP or any such DSP Indemnitee shall have the right to participate in the defense of such claim or suit at its own expense. DSP or any such DSP Indemnitee shall not compromise or settle such claim or suit without the prior written approval of BIOMARIN.

29.2 Hold Harmless by DSP. DSP shall indemnify, defend and hold BIOMARIN and BIOMARIN’s Affiliates and their respective officers, directors, employees, partners and agents (hereinafter referred to as “BIOMARIN Indemnitees”) harmless from and against any Damages incurred as a result of any claim made or suit brought by a Third Party against BIOMARIN Indemnitee arising out of (i) DSP’s or SHIRATORI’s manufacture and/or sale of Drug Substance supplied to BIOMARIN that does not conform to its mutually agreed specifications or that was not made in compliance with cGMP or (ii) a breach of this Agreement by DSP, in each case except to the extent that such liability, damages, costs or expenses are caused by the negligence or intentional misconduct or breach of covenant in this Agreement by the BIOMARIN Indemnitee. Upon receipt of any such claim or suit by any of the BIOMARIN Indemnitees, BIOMARIN or such BIOMARIN Indemnitees shall promptly notify DSP in writing of such claim or suit and shall permit DSP to defend against and control the defense of such claim or suit, provided that DSP shall not compromise or settle such claim or suit without the written approval of BIOMARIN or such BIOMARIN Indemnitees, and BIOMARIN or any such BIOMARIN Indemnitee shall have the right to participate in the defense of such claim or suit at its own expense. BIOMARIN or any such BIOMARIN Indemnitee shall not compromise or settle such claim or suit without the prior written approval of DSP.

29.3 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force during the term of this Agreement the following insurance:

(a) with respect to DSP: general liability insurance, including product liability insurance, with bodily injury, death and property damage limits of $10,000,000 per occurrence and $10,000,000 in the aggregate; and

(b) with respect to BIOMARIN: (i) general liability insurance, including product liability insurance, with bodily injury, death and property damage limits of $10,000,000 per occurrence and $10,000,000 in the aggregate; and (ii) clinical studies and product liability insurance with bodily injury, death and property damage limits of not less than $10,000,000 per occurrence and $10,000,000 in the aggregate.

After execution of this Agreement, and upon the other Party’s request thereafter, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty (30) days prior written notice to the other Party of any cancellation, termination, or reduction of such insurance coverage. Each Party shall use its Commercially Reasonable Efforts to cause Third Parties engaged by a Party to perform its obligations under this Agreement to maintain such types of insurance coverage and for such period of time as are customary for such Third Parties given the nature of the services to be provided.

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ARTICLE 30. REPRESENTATIONS, WARRANTIES, AND COVENANTS

30.1 Corporate Power. Each Party hereby represents, warrants and covenants that, as of the Effective Date, such Party is duly organized, validly existing under the laws of its state or country of incorporation and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

30.2 Due Authorization. Each Party hereby represents and warrants that, as of the Effective Date, such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

30.3 Binding Obligations/No Conflict. Each Party hereby represents, warrants and covenants that, as of the Effective Date: (a) this Agreement is legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity; and (b) the execution, delivery and performance of this Agreement by such Party does not, and will not during the term of this Agreement, conflict with any agreement, instrument or understanding to which it is a party or by which it is bound, nor to the best knowledge of each Party as of the Effective Date will such execution, delivery and performance violate any Applicable Laws.

30.4 Rights to Intellectual Property. Each Party (hereinafter referred to as the “Licensing Party”) hereby represents and warrants that, as of the Effective Date, the intellectual property that may be licensed to the other Party (hereinafter referred to as the “Licensee Party”) as contemplated herein, including without limitation the rights to the BIOMARIN Improvements, Drug Product Patent, Drug Substance Patent, DSP Drug Product Manufacturing Know-How, DSP Drug Substance Manufacturing Know-How and DSP Improvement, is validly owned by the Licensing Party or is licensed to the Licensing Party with full rights to grant the license to the Licensee Party, and that such intellectual property does not infringe on the enforceable intellectual property rights of any third party.

ARTICLE 31. DEBARMENT

During the term of this Agreement, neither of the Parties shall knowingly use any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to 21 U.S.C. Section 335 (a) or (b) of the Act in connection with any of the activities to be carried out under this Agreement. DSP further represents and warrants that, as of the Effective Date, to the best of its knowledge, none of the entities, laboratories or clinical sites participating in any pre-clinical or clinical studies prior to the Effective Date has been disbarred.

ARTICLE 32. DUE DILIGENCE MATERIALS

DSP represents and warrants, to the best of its knowledge, to BIOMARIN that the due diligence information provided to BIOMARIN under the LOI is true and correct in all material respects and does not fail to include information in the possession of or known to DSP and its Affiliates which would cause the due diligence information provided to BIOMARIN to not be misleading.

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ARTICLE 33. FORCE MAJEURE

Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a default in or breach of this Agreement which is the result of war (whether declared or undeclared), acts of terrorism, acts of God, revolution, strike, fire, earthquake, flood, pestilence, other natural disasters, riot, enactment or change of laws and regulations, accident(s), labor trouble, or shortage of or any other cause beyond reasonable control of such Party. The performance of obligations hereunder shall be suspended during, but no longer than, the existence of such cause mentioned in this Article. In the event that a cause mentioned in this Article prevents or will prevent implementation of this Agreement for more than six (6) months, the Parties shall renegotiate the terms and conditions of this Agreement.

ARTICLE 34. NON-WAIVER

A Party’s failure to exercise and or delay in exercising, any right, remedy, power or privilege hereunder, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

ARTICLE 35. MODIFICATION

No modification, extension, or waiver of any provision of this Agreement shall be valid unless the same is in writing signed by the duly authorized officers of both Parties hereto.

ARTICLE 36. MISCELLANEOUS

36.1 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

36.2 Consequential Damages. Except with regard to each Party’s obligation to indemnify the other Party for indemnification liability to a third party under Sections 29.1 (Hold Harmless by BIOMARIN) and 29.2 (Hold Harmless by DSP) neither Party will be liable for any special, consequential, indirect, incidental or punitive damages, under any cause of action, whether under any contract, negligence, strict liability or other legal or equitable theory, with respect to any subject matter of this Agreement and whether or not such Party or its agents have been advised of the possibility of such damage. This limitation shall apply notwithstanding any failure of essential purpose of any limited remedy provided herein.

36.3 Severability. In the event that any one or more of the provisions of this Agreement should for any reason be held by the competent authorities to be invalid, illegal or unenforceable, to the extent practicable such provision or provisions shall be reformed or renegotiated to as nearly approximate the original reasonable intent of the Parties as possible and the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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36.4 Accrued Obligation. Termination of this Agreement for any reason shall not release any Party hereto from any liability which at the time of such termination has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

36.5 Independent Contractor. The relationship between DSP and BIOMARIN is that of independent contractors. DSP and BIOMARIN are not joint ventureers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting Parties. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

36.6 Assignment. Any right and obligation hereunder is personal to the Parties hereto, and, other than as contemplated in Article 28, shall not be assigned or otherwise transferred to a third party by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld.

36.7 Governing Law. This License Agreement shall be governed by and construed in accordance with the laws of Japan.

36.8 Dispute Resolution. The Parties shall endeavor to resolve all conflicts and disputes arising out of or in any way in connection with this License Agreement amicably between themselves. In the event the Parties are unable to resolve any such conflict or dispute between themselves, any such conflict or dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of Japan Commercial Arbitration Association. The arbitration shall take place in Tokyo, Japan. Notwithstanding the foregoing, either Party may file suit in any court of competent jurisdiction solely for the purpose of seeking injunctive or other equitable relief during the pendency of any arbitration proceeding.

36.9 Captions. The captions of Articles and Sections in this Agreement are for convenience only, and this Agreement shall not be construed or interpreted by reference to such captions.

36.10 Survivorship.

(a) In the event of expiration or any termination of this Agreement, the following articles and sections shall survive: Articles 25 (Secrecy); Article 27 (Effect of Termination); 29 (Hold Harmless and Insurance); Sections 36.2 (Consequential Damages); 36.8 (Dispute Resolution); and 36.10 (Survivorship).

(b) In the event of termination of this Agreement by BIOMARIN pursuant to section 26.2 (Termination due to Material Breach), 26.3 (Other Cases for Termination), or Article 28 (Guarantee on Mergers and Acquisitions), the Parties shall enter into a new agreement which contains substantially the same provisions as the following provisions: Articles 1 (Definitions); 2 (License Grant); 8 (Manufacturing of the Drug Product); 10 (License Fees and Royalties) but excluding Section 10.3(A); 11 (Payment of License Fees and Royalties); 12 (Withholding Tax); 13 (Rate of Exchange for Royalties); 14 (Royalty Reports); 15 (Inspection of

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Records); 19 (Infringement, Enforcement, and Defense); 20 (Adverse Events), 21 (License Marking); 25 (Secrecy); 28 (Guarantee on Mergers and Acquisitions); 29 (Hold Harmless and Insurance); 30 (Representations, Warranties and Covenants); 36 (Miscellaneous); Sections 26.2 (Termination Due to Material Breach); 26.3 (Other Cases for Termination); and 27.2 (BIOMARIN’s Rights Upon Termination)

36.11 Notice. All notices, given by one Party hereto to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective Parties:

If to DSP:	Daiichi Suntory Pharma Co., Ltd.
General Manager,
Business Planning & Development Dept.
7-2, Kojimachi 5-chome, Chiyoda-ku
Tokyo 102-8530, Japan
Facsimile Number: +81-3-5210-5068

If to BIOMARIN:	Biomarin Pharmaceutical Inc.
371 Bel Marin Keys Blvd., Suite 210
Novato, CA 94949
ATTN: Emil Kakkis, Senior Vice President
Facsimile Number: (415) 382-7889

The notice under the preceding Article, unless otherwise provided, shall be deemed to be effective: (a) upon receipt if personally delivered or by facsimile with evidence of transmission; (b) on the tenth (10th) business day following the date of mailing if sent by registered or certified air mail; or (c) on the second business day following the date of transmission or delivery to the overnight courier if sent overnight courier. A Party may change its address listed above by sending notice to the other Party.

36.12 Publicity. Neither Party, without the prior written approval of the other Party, shall originate any publicity, news release or public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performance hereunder, (herein referred to as an “Announcement”) except for such an Announcement which is required by law to be made, as determined by counsel for the Party making such Announcement. A Party will give the other Party at least ten (10) business days’ advance written notice of the text of any proposed Announcement, unless circumstances require that the Announcement be released sooner, so that the other Party will have an opportunity to comment upon the Announcement.

36.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date first above written in duplicate original, one (1) original to be retained by DSP and BIOMARIN.

DAIICHI SUNTORY PHARMA CO., LTD.		BIOMARIN PHARMACEUTICAL INC.

Signature:	/s/ George Nakayama	Signature:	/s/ Fredric D. Price
Name:	George Nakayama	Name:	Fredric D. Price
Title:	President	Title:	Chairman and Chief Executive Officer

Date:	8/17/2004	Date:	8/10/04

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EXHIBIT A

DRUG PRODUCT PATENT

All patents, or similar filings, in any country in the Territory based on the application made by DSP in Japan under title Manufacture of Drug Product, 10% Formulation, Application No. 2004-141615, Application date May 12, 2004. As of the Effective Date, there are no other patents or patent applications owned or controlled by DSP related to the Drug Product.

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EXHIBIT B

DRUG SUBSTANCE PATENT

Manufacture of 6R-BH4 (Drug Substance):

Country	Application Date	Patent No.	Registration Date
U.S.A	1986.01.23	4713454	1987.12.15
Australia	1986.01.24	581052	1989.05.24
Canada	1986.01.23	1262347	1989.10.17
Austria	1986.01.24	E66229	1991.08.14
Belgium	1986.01.24	0191335	1991.08.14
Switzerland	1986.01.24	0191335	1991.08.14
Germany	1986.01.24	P3680800.8	1991.08.14
France	1986.01.24	0191335	1991.08.14
England	1986.01.24	0191335	1991.08.14
Italy	1986.01.24	0191335	1991.08.14
Luxemburg	1986.01.24	0191335	1991.08.14
Netherlands	1986.01.24	0191335	1991.08.14
Sweden	1986.01.24	0191335	1991.08.14

Exhibit B is a true, complete and current listing of the patents owned or controlled by DSP that relate to the Drug Substance.

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EXHIBIT C

MANUFACTURING STEPS

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EXHIBIT D

DEVELOPMENT PLAN

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EXHIBIT E

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AMENDMENT NO. 1

TO LICENSE AGREEMENT

This AMENDMENT NO. 1 TO LICENSE AGREEMENT (“Amendment”) is made and entered into as of this 19th day of November 2004 (the “Effective Date”), by and between BioMarin Pharmaceutical Inc. (herein referred to as “BioMarin”) a Delaware corporation and Daiichi Suntory Pharma Co., Ltd., a corporation organized and existing under the laws of Japan (herein referred to as “DSP”) (each herein referred to as “Party” and collectively as “Parties”)

1. This Agreement shall serve as an amendment to that certain License Agreement (the “License Agreement”), dated July 30, 2004, by and between DSP and BioMarin. Except as expressly modified hereby, the License Agreement shall continue in full force according to its terms. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such term in the License Agreement.

2. [****]

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4. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, trustees, transferees and assigns.

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5. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed and delivered by their proper and duly authorized officers effective as of the day and year first above written.

ACCEPTED AND AGREED TO:

DAIICHI SUNTORY PHARMA CO. LTD.		BIOMARIN PHARMACEUTICAL INC.

/s/ George Nakayama		/s/ Louis Drapeau
By:	George Nakayama	By:	Louis Drapeau
Title:	President	Title:	Acting CEO